Exhibit 21.1

Veeco Instruments Inc.

Annual Report on Form 10-K for the Year Ended December 31, 2008

Exhibit 21.1 - Subsidiaries of the Registrant

Subsidiary

Jurisdiction of Organization

U.S. Subsidiaries

Veeco APAC Inc.	DE

Veeco Compound Semiconductor Inc.	MN

Veeco Metrology Inc.	AZ

Veeco Corporate LLC	DE

Veeco Process Equipment Inc.	DE

Foreign Subsidiaries

Nihon Veeco K.K.	Japan

Veeco Asia Pte. Ltd.	Singapore

Veeco Instruments GmbH	Germany

Veeco Instruments Limited	England

Veeco Instruments S.A.S.	France

Veeco Instruments B.V.	Netherlands

Veeco Instruments (Shanghai) Co. Ltd.	China

Veeco Korea Inc.	Korea

Veeco Malaysia Sdn. Bhd.	Malaysia

Veeco Taiwan Inc.	Taiwan